Exhibit 10.43

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Domtar Paper Company, LLC

100 Kingsley Park Dr

Ft Mill. SC 29715-6476

Tel (803) 802-7500

Fax (803) 802-8002

May 30,2013

PERSONAL AND CONFIDENTIAL

Mike Edwards

8315 Woodmont Drive Waxhaw, NC, 28173

Dear Mike:

As we recently discussed, we have come to an understanding that we will accept your retirement as of June 30, 2013 (“Retirement Date”). At that time, we will provide you with a severance opportunity commensurate with your position and years of service. The receipt of the severance package will be contingent upon your signing and complying with a release document, under the terms of which you will release the Company from any and all claims. The attached draft agreement describes the entire severance package and applicable conditions should you elect to sign it and thereby become eligible for the severance package. The agreement is being given to you at this time in a draft form so that you have ample time to consider it and assess your retirement planning. The attached agreement should not be signed by you; rather, you will be provided a final agreement at your Retirement Date. At that time, you will have up to 21 days after receipt of the final agreement to consider it.

In order to aid you in your retirement planning, this letter and the draft agreement describe the severance opportunity and the additional and continuing benefits that are available to you as of your Retirement Date. We thank you for your years of service and wish you welL Should you have any questions regarding any information in this letter or the attached draft agreement, please ask me or Melissa Anderson. Please also note that there is no obligation on behalf of the Company to continue your employment through your Retirement Date. To the contrary, the Company maintains the right to separate you at any time for any or no reason. Likewise, if you disparage the Company or otherwise disclose the terms of this confidential matter to other employees, then the Company may also reconsider its willingness to provide you with any severance opportunity and may elect not to do so.

Severance Opportunity

As discussed, as of your Retirement Date, we will provide you with a severance opportunity. The receipt of the severance package will be contingent upon your signing and complying with a release document, releasing the Company from any and all claims. Should you sign the agreement, you will be entitled to severance as if you were a participant in the Severance Program for Management Committee Members (the ‘‘Severance Plan”). Domtar will pay you a severance allowance in accordance with the Severance Plan of US$854,900 (representing 24

www.domtar.com

months of the base salary) less applicable statutory deductions. Such amount shall be paid in a lump sum as soon as reasonably practicable after the final agreement is fully executed by you and the Company, and in no event later than 90 days thereafter, subject to the tem1s and conditions of the Severance Plan and the agreement.

Group Insurance

All your group benefits coverage including Basic and Supplemental Life Insurance coverage, Dependent Life Insurance, Executive Life Insurance coverage, Executive Personal Accident Insurance, Personal Accident Insurance, Group Business Travel Accident Insurance, Long Term Disability coverage and your Medical and Dental coverage will terminate on the Retirement Date.

Your Basic and Supplemental Life, Executive Life and Voluntary Dependent Life insurance coverage can be converted or ported. Executive Personal Accident Insurance and Personal Accident Insurance are only portable. Any converted or ported insurance coverage will be to an individual insurance policy with Prudential Financial. You must exercise your conversion or portability right within thirty-one (31) days of the termination of your Domtar insurance coverage. lf you are interested in the conversion or portability option, please contact Mike Campbell at 803-802-8216 or a local Prudential Financial sales representative for details.

Your medical and dental coverage under the Domtar group insurance program will remain in effect for 18 months following your Retirement Date (or for such longer period of time as is covered by COBRA), provided you elect to continue your medical coverage in accordance with Section 4980B of the US Internal Revenue Code (“COBRA”). If you sign the attached agreement within 21 days after your Retirement Date and elect COBRA coverage, then the Corporation will reimburse you (within 30 days after your payment of the applicable premium) for a period of 18 months for the amount that the cost to you under COBRA exceeds what would have been the cost to you of medical coverage under the Domtar group insurance program had you been employed. See the attached agreement for additional details. If you obtain equivalent coverage elsewhere, this cost reimbursement will terminate. Details of COBRA coverage and the election will be provided to you by SHPS/ADP, Inc. after your Retirement Date.

Alternatively, you may elect retiree medical coverage under the Domtar Salaried Retiree Medical Plan. There is no dental retiree coverage although COBRA is still available for dental coverage even if you elect the Domtar Salaried Retiree Medical Plan. The Domtar Salaried Retiree Medical Plan monthly premium is entirely paid by the retiree. If you elect retiree medical coverage, for the 18 months following your Retirement Date, Domtar will reimburse you (within 30 days after your payment of the applicable premium) for the amount of the premium that exceeds the cost you would have paid as an active employee. If you obtain equivalent or better coverage elsewhere, this cost reimbursement will terminate. If you are interested in considering this option as well, please advise Mike Campbell at (803) 802-

8216 and he will advise the plan administrator, SHPS/ADP, who in turn will send you all the necessary information.

If you elect medical coverage under COBRA, you cannot elect retiree medical coverage with

Domtar at a later date.

Pension and 401 (k) Plans

Full participation in the company qualified pension, 401 (k) plans, DC SERP for Designated Executives of Domtar (DC SERP) and DB SERP for Management Committee Members of Domtar (DB SERP) will continue until your Retirement Date. Payment of your benefits under the company pension and 40 I (k) plans and the DB and DC SERP will be determined in accordance with the terms of the applicable plan.

Annual Incentive Plan

You are eligible to receive a bonus under our 2013 Annual Incentive Plan. The bonus eligibility will be based on Domtar’s performance relative to the performance criteria under the Annual Incentive Plan, calculated based on your actual base salary paid during

2013 and your bonus target of 100%. Payment will be made in accordance with the terms of the Annual Incentive Plan at the same time as payments are made to other executives and in any event, no later than March 15, 2014.

Treatment of Your Long Term Incentive Plan Awards

Stock Options

Subject to your retirement on the Retirement Date, all of your unvested stock options will vest as of the Retirement Date and you will have until the earlier of the fifth anniversary of the Retirement Date or the normal expiration date of the stock options to exercise the vested stock options granted to you under the Plan.

Restricted Stock Units

Subject to your retirement on the Retirement Date, all of your unvested Restricted Stock

Units (“RSUs”) will vest and will be paid as soon as practicable after the Retirement Date

Performance Stock Units

Subject to your retirement on the Retirement Date, all of your outstanding Performance Stock Units (“PSUs”) will continue to vest and be paid out at the same time as similar awards vest and are paid out, subject to satisfaction of the performance goals and to the provisions ofthe Plan and the award agreement governing the PSUs. You agree that you have no rights with respect to such PSUs other than the settlement of vested PSUs.

For more information, please contact Josee Turgeon at 514-848-5475.

Financial Counseling

If you sign the attached agreement within 21 days after your Retirement Date and comply with terms, then you will be entitled to reimbursement for up to $5,000 of financial counseling received in 2013. Reimbursement payments will be made to you promptly following submission of receipts for services, provided that receipts are submitted within

90 days. No reimbursement payment will be made later than December 31, 2013. You understand that this reimbursement may be a taxable benefit.

Unemployment

You should be aware that if you sign the final agreement within 21 days after your Retirement Date, we will report your severance pay to the appropriate unemployment agency as required by applicable law.

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I extend to you our best wishes for success in your future endeavours. Yours truly,

By:

John D. Williams

President and Chief Executive Officer

Enclosures